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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 5 ) *

                                Xerox Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    984121103
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [X] Rule 13d-1 (b)

      [_] Rule 13d-1(c)

      [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)

                                                                                                                        Page 2 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, L.P.
               I.R.S. Identification Nos. of above persons (entities only).        33-0704072
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             32,677,466

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)     IA, PN
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 3 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, Inc.
               I.R.S. Identification Nos. of above persons (entities only).     33-0090873
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization   California
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power            24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        32,677,466 shares are deemed to be beneficially
                                                                                   owned by Brandes Investment Partners, Inc., as
                                                                                   a control person of the investment adviser.
                                                                                   Brandes Investment Partners, Inc. disclaims any
                                                                                   direct ownership of the shares reported in this
                                                                                   Schedule 13G, except for an amount that is
                                                                                   substantially less than one per cent of the
                                                                                   number of shares reported herein.


          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)            3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      CO, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 4 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.
               I.R.S. Identification Nos. of above persons (entities only).                       33-0836630
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization   Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person            32,677,466 shares are deemed to be
                                                                                      beneficially owned by Brandes Worldwide
                                                                                      Holdings, L.P., as a control person of the
                                                                                      investment adviser.  Brandes Worldwide
                                                                                      Holdings, L.P. disclaims any direct ownership
                                                                                      of the shares reported in this Schedule 13G.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      PN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 5 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Charles H. Brandes
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           32,677,466 shares are deemed to be
                                                                                      beneficially owned by Charles H. Brandes, a
                                                                                      control person of the investment adviser.  Mr.
                                                                                      Brandes disclaims any direct ownership of the
                                                                                      shares reported in this Schedule 13G, except
                                                                                      for an amount that is substantially less than
                                                                                      one per cent of the number of shares reported
                                                                                      herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 6 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Glenn R. Carlson
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           32,677,466 shares are deemed to be
                                                                                      beneficially owned by Glenn R. Carlson, a
                                                                                      control person of the investment adviser.  Mr.
                                                                                      Carlson disclaims any direct ownership of the
                                                                                      shares reported in this Schedule 13G, except
                                                                                      for an amount that is substantially less than
                                                                                      one per cent of the number of shares reported
                                                                                      herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 7 of 12


CUSIP No.            984121103
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Jeffrey A. Busby
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization     USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           24,756,791
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      32,677,466
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           32,677,466 shares are deemed to be
                                                                                      beneficially owned by Jeffrey A. Busby, a
                                                                                      control person of the investment adviser.  Mr.
                                                                                      Busby disclaims any direct ownership of the
                                                                                      shares reported in this Schedule 13G, except
                                                                                      for an amount that is substantially less than
                                                                                      one per cent of the number of shares reported
                                                                                      herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         3.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Xerox Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            800 Long Ridge Road, P.O. Box 1600, Stamford, CT  06904-1600

Item 2(a)   Name of Person Filing:

            (i)   Brandes Investment Partners, L.P.

            (ii)  Brandes Investment Partners, Inc.

            (iii) Brandes Worldwide Holdings, L.P.

            (iv)  Charles H. Brandes

            (v)   Glenn R. Carlson

            (vi)  Jeffrey A. Busby

Item 2(b)   Address of Principal Business office or, if None, Residence:

            (i)   11988 El Camino Real, Suite 500, San Diego, CA 92130

            (ii)  11988 El Camino Real, Suite 500, San Diego, CA 92130

            (iii) 11988 El Camino Real, Suite 500, San Diego, CA 92130

            (iv)  11988 El Camino Real, Suite 500, San Diego, CA 92130

            (v)   11988 El Camino Real, Suite 500, San Diego, CA 92130

            (vi)  11988 El Camino Real, Suite 500, San Diego, CA 92130

Item 2(c)   Citizenship

            (i)   Delaware

            (ii)  California

            (iii) Delaware

            (iv)  USA

            (v)   USA

            (vi)  USA

Item 2(d)   Title of Class Securities:

            Common

Item 2(e)   CUSIP Number:

            984121103

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [_] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

            (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c) [_] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [_] Investment company registered under section 8 of the
                    Investment Company Act (15 U.S.C. 80a-8).

            (e) [_] An investment adviser in accordance with ss.
                    240.13d-1(b)(1)(ii)(E).

            (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(ii)(F).

            (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j) [X] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

            This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.     Ownership:

            (a)   Amount Beneficially Owned: 32,677,466

            (b)   Percent of Class: 3.4%

            (c)   Number of shares as to which the joint filers have:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote:24,756,791

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv)  shared power to dispose or to direct the disposition of:
                        32,677,466

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|.



Item 6.     Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                                      N/A

Item 8.     Identification and Classification of Members of the Group.
                                  See Exhibit A

Item 9.     Notice of Dissolution of Group.
                                       N/A

Item 10.    Certification:

            (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005


                   BRANDES INVESTMENT PARTNERS, L.P.


                   By: /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner

                   BRANDES INVESTMENT PARTNERS, INC.


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President



                   BRANDES WORLDWIDE HOLDINGS, L.P.


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner




                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, Control Person


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Glenn R. Carlson, Control Person


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.